Exhibit 99.1

Generac Reports Record Second Quarter 2021 Results

Continued elevated demand and strong execution across the business drives exceptional revenue and earnings growth; 2021 outlook further increased

WAUKESHA, WISCONSIN (July 28, 2021) – Generac Holdings Inc. (NYSE: GNRC) (“Generac” or the “Company”), a leading global designer and manufacturer of energy technology solutions and other power products, today reported financial results for its second quarter ended June 30, 2021 and provided an update on its outlook for the full year 2021.

Second Quarter 2021 Highlights

●

Net sales increased 68% to a record $920 million during the second quarter of 2021 as compared to $547 million in the prior-year second quarter. Core sales growth, which excludes both the impact of acquisitions and foreign currency, increased approximately 64%.

-	Residential product sales grew 76% to $600 million as compared to $341 million last year.

-	Commercial & Industrial (“C&I”) product sales increased 64% to $254 million as compared to $155 million in the prior year.

●	Net income attributable to the Company during the second quarter was $127 million, or $2.01 per share, as compared to $66 million, or $1.02 per share, for the same period of 2020.

●

Adjusted net income attributable to the Company, as defined in the accompanying reconciliation schedules, was a record $153 million, or $2.39 per share, as compared to $88 million, or $1.40 per share, in the second quarter of 2020.

●

Adjusted EBITDA before deducting for noncontrolling interests, as defined in the accompanying reconciliation schedules, was a record $218 million, or 23.7% of net sales, as compared to $123 million, or 22.5% of net sales, in the prior year.

●

Cash flow from operations was $122 million, a record for the second quarter of a year, as compared to $102 million in the prior year. Free cash flow, as defined in the accompanying reconciliation schedules, was also a second quarter record at $96 million as compared to $89 million for 2020. The increase in cash flow was primarily due to higher net income in the current year quarter, which was partially offset by a higher level of income taxes paid and capital expenditures in the current year relative to the prior year quarter.

●	On June 1st, the Company closed on the acquisition of Deep Sea Electronics Limited, an advanced controls designer and manufacturer headquartered in Hunmanby, United Kingdom.

●

On July 2nd, the Company closed on the acquisition of Chilicon Power, LLC (“Chilicon”). Based in California, Chilicon is a designer and provider of grid-interactive microinverter and monitoring solutions for the solar market.

●	The Company achieved a significant milestone by starting production of home standby generators at its new manufacturing facility in Trenton, South Carolina in early July.

“Second quarter results were again exceptional with broad-based growth of 68% leading to all-time record revenue of $920 million. We are particularly proud of achieving this tremendous top-line growth along with a record level of adjusted EBITDA despite numerous supply chain challenges,” said Aaron Jagdfeld, President and Chief Executive Officer. “Shipments of home standby generators were almost double compared to the prior year due to incredible demand for these products and our successful capacity-expansion efforts. Our PWRcell® energy storage systems were also up dramatically compared to the prior year as well as sequentially as these products continued to gain important traction in the rapidly expanding clean energy market. Additionally, shipments of C&I products were up significantly over the prior year as we continue to see demand recover across a number of markets and geographies from the prior-year pandemic lows, with growth of these products now solidly above 2019 levels.”

Jagdfeld continued, “We recently announced two strategic acquisitions we believe will enable us to expand our capabilities and accelerate our strategy to continue Generac's transition into an energy technology solutions company. In June, we closed on the acquisition of Deep Sea Electronics, which will improve our expertise and bandwidth for advanced systems controls and help us more quickly develop our product roadmap for the future. In early July, we further added to our suite of clean energy solutions by entering the large and growing microinverter market for solar applications with the acquisition of Chilicon Power.”

Additional Second Quarter 2021 Consolidated Highlights

Gross profit margin was 36.9% as compared to 38.2% in the prior-year second quarter. The current quarter’s margin performance was impacted by higher input costs relating to raw materials, labor, logistics and plant start-up costs, which was partially offset by improved pricing along with favorable overhead absorption from higher sales volumes.

Operating expenses increased $37.4 million, or 31.3%, as compared to the second quarter of 2020. The increase was primarily driven by higher variable expenses from the significant increase in sales volumes, higher employee costs and incentive compensation, and the impact of acquisitions.

Provision for income taxes for the current year quarter was $46.4 million, or an effective tax rate of 26.6%, as compared to $18.5 million, or a 22.5% effective tax rate, for the prior year. The increase in effective tax rate was primarily due to a discrete tax item resulting from a legislative tax rate change in a foreign jurisdiction which revalued deferred tax liabilities by $7.0 million, or approximately 4% tax rate impact, during the current year quarter.

Business Segment Results

Domestic Segment

Domestic segment sales increased 70% to $784.1 million as compared to $460.8 million in the prior year quarter, with the impact of acquisitions contributing approximately 2% of the revenue growth for the quarter. The core sales growth was driven by broad-based strength across both residential and C&I products highlighted by very strong growth with home standby generators, PWRcell® energy storage systems, telecom national account customers and C&I mobile products.

Adjusted EBITDA for the segment was $203.9 million, or 26.0% of net sales, as compared to $121.3 million in the prior year, or 26.3% of net sales. This margin performance was impacted by higher input costs in the current year quarter, which were mostly offset by improved pricing and higher operating leverage from the substantial revenue growth for the segment during the quarter.

International Segment

International segment sales increased 58% to $135.8 million as compared to $86.1 million in the prior year quarter, with the impact of acquisitions and foreign currency contributing approximately 13% of the revenue growth for the quarter. The core sales growth for the segment was primarily due to strength in the European and Latin American regions that are seeing a sharp increase in demand as end markets recover off the prior-year COVID lows.

Adjusted EBITDA for the segment, before deducting for noncontrolling interests, was $13.7 million, or 10.1% of net sales, as compared to $1.9 million, or 2.2% of net sales, in the prior year. The increase in margin was primarily due to improved operating leverage on the higher sales volumes and the impact of the Deep Sea Electronics acquisition.

Updated 2021 Outlook

The Company continues to expand its production of home standby generators at a better-then-expected rate, and demand for PWRcell® energy storage systems continues to increase combined with additional supply chain execution, which is leading to further increase in the shipment outlook for these products for the full-year 2021. The outlook for C&I products has also improved due to a further broad-based rebound in demand highlighted by a continued pickup in activity from telecom national account customers, overall stronger outlooks for domestic and international markets and the closing of the Deep Sea Electronics acquisition. However, the Company continues to experience higher input costs relative to our previous guidance due to rising commodities and significantly higher logistics costs.

As a result of these factors, the Company is increasing its full-year 2021 net sales growth guidance to now be approximately 47 to 50% compared to the prior year, which includes approximately 3% of favorable impact from acquisitions and foreign currency. This is an increase from the as-reported growth guidance of 40 to 45% previously expected.

Net income margin, before deducting for non-controlling interests, is now expected to be approximately 15.5 to 16.0% for the full-year 2021 as compared to the prior expectation of between 16.0 to 17.0%. The corresponding adjusted EBITDA margin is now expected to be 24.5 to 25.0%, as compared to the previous guidance range of approximately 24.5 to 25.5%.

Operating and free cash flow generation is still expected to be strong, with the conversion of adjusted net income to free cash flow still expected to be approximately 90%.

Conference Call and Webcast

Generac management will hold a conference call at 10:00 a.m. EDT on Wednesday, July 28, 2021 to discuss second quarter 2021 operating results. The conference call can be accessed by dialing (866) 415-3113 (domestic) or +1 (678) 509-7544 (international) and entering passcode 1966865.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), accessed under the Investor Relations link. The webcast link will be made available on the Company’s website prior to the start of the call within the Events section of the Investor Relations website.

Following the live webcast, a replay will be available on the Company's website. A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (855) 859-2056 (domestic) or +1 (404) 537-3406 (international) and entering passcode 1966865. The telephonic replay will be available for 7 days.

About Generac

Founded in 1959, Generac is a leading global designer and manufacturer of a wide range of energy technology solutions and other power products. As an industry leader serving residential, commercial, and industrial markets, Generac's products and solutions are available globally through a broad network of independent dealers, distributors, retailers, e-commerce partners, wholesalers and equipment rental companies, as well as sold direct to certain end user customers.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future," “optimistic” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

●	frequency and duration of power outages impacting demand for our products;
●	availability, cost and quality of raw materials and key components from our global supply chain and labor needed in producing our products;
●	the impact on our results of possible fluctuations in interest rates, foreign currency exchange rates, commodities, product mix and regulatory tariffs;
●	the possibility that the expected synergies, efficiencies and cost savings of our acquisitions will not be realized, or will not be realized within the expected time period;
●	the risk that our acquisitions will not be integrated successfully;
●

the duration and scope of the impacts of the COVID-19 pandemic are uncertain and may or will continue to adversely affect our operations, supply chain, and distribution for certain of our products and services;

●	difficulties we may encounter as our business expands globally or into new markets;
●	our dependence on our distribution network;
●	our ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
●	loss of our key management and employees;
●	increase in product and other liability claims or recalls;
●	failures or security breaches of our networks, information technology systems, or connected products; and
●	changes in environmental, health and safety, or product compliance laws and regulations affecting our products, operations, or customer demand.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. In the current environment, some of the above factors have materialized and may or will continue to be impacted by the COVID-19 pandemic, which may cause actual results to vary from these forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”), particularly in the Risk Factors section of the 2020 Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Stockholders, potential investors and other readers should consider these factors carefully in evaluating the forward-looking statements.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Metrics

Core Sales

The Company references core sales to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP. Core sales excludes the impact of acquisitions and fluctuations in foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of net sales performance with prior and future periods.

Adjusted EBITDA

The computation of adjusted EBITDA attributable to the Company and adjusted EBITDA margin is based on the definition of EBITDA contained in Generac's credit agreement dated as of May 31, 2013, as amended. To supplement the Company's condensed consolidated financial statements presented in accordance with U.S. GAAP, Generac provides a summary to show the computation of adjusted EBITDA, which excludes the impact of noncontrolling interests, taking into account certain charges and gains that were recognized during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP, the Company provides a summary to show the computation of adjusted net income attributable to the Company. Adjusted net income attributable to the Company is defined as net income before noncontrolling interests and provision for income taxes adjusted for the following items: cash income tax expense, amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, losses on extinguishment of debt, business optimization expenses, certain other non-cash gains and losses, and adjusted net income attributable to non-controlling interests.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP. Free cash flow is defined as net cash provided by operating activities, plus proceeds from beneficial interests in securitization transactions, less expenditures for property and equipment, and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP.  Please see the accompanying Reconciliation Schedules and our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures, which includes why the Company believes these measures provide useful information to investors and the additional purposes for which management uses the non-GAAP financial information.

SOURCE: Generac Holdings Inc.

CONTACT:

Michael W. Harris

Vice President – Corporate Development & Investor Relations
(262) 506-6064
InvestorRelations@generac.com

Generac Holdings Inc.
Condensed Consolidated Statements of Comprehensive Income
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net sales	$919,981	$546,848	$1,727,415	$1,022,763
Costs of goods sold	580,246	337,865	1,065,866	641,460
Gross profit	339,735	208,983	661,549	381,303

Operating expenses:
Selling and service	78,777	62,526	147,201	117,665
Research and development	25,344	19,455	47,732	38,104
General and administrative	41,610	29,782	74,509	57,671
Amortization of intangibles	11,052	7,667	20,031	15,448
Total operating expenses	156,783	119,430	289,473	228,888
Income from operations	182,952	89,553	372,076	152,415

Other (expense) income:
Interest expense	(7,721)	(7,932)	(15,444)	(16,985)
Investment income	244	660	847	1,620
Loss on extinguishment of debt	(831)	–	(831)	–
Other, net	(373)	(216)	2,936	(2,130)
Total other expense, net	(8,681)	(7,488)	(12,492)	(17,495)

Income before provision for income taxes	174,271	82,065	359,584	134,920
Provision for income taxes	46,362	18,473	81,730	27,917
Net income	127,909	63,592	277,854	107,003
Net income (loss) attributable to noncontrolling interests	873	(2,553)	1,825	(3,602)
Net income attributable to Generac Holdings Inc.	$127,036	$66,145	$276,029	$110,605

Net income attributable to common shareholders per common share - basic:	$2.06	$1.04	$4.44	$1.73
Weighted average common shares outstanding - basic:	62,605,166	62,267,083	62,533,725	62,190,438

Net income attributable to common shareholders per common share - diluted:	$2.01	$1.02	$4.34	$1.70
Weighted average common shares outstanding - diluted:	64,088,709	63,364,253	64,097,378	63,363,721

Comprehensive income attributable to Generac Holdings Inc.	$119,246	$66,758	$273,062	$63,660

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$390,086	$655,128
Accounts receivable, less allowance for credit losses	480,889	374,906
Inventories	772,861	603,317
Prepaid expenses and other assets	48,697	36,382
Total current assets	1,692,533	1,669,733

Property and equipment, net	392,518	343,936

Customer lists, net	158,720	49,205
Patents and technology, net	97,536	86,727
Other intangible assets, net	10,295	9,932
Tradenames, net	172,982	146,159
Goodwill	1,109,908	855,228
Deferred income taxes	2,246	1,497
Operating lease and other assets	70,188	73,006
Total assets	$3,706,926	$3,235,423

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$23,760	$39,282
Accounts payable	526,375	330,247
Accrued wages and employee benefits	67,494	63,036
Other accrued liabilities	214,387	204,812
Current portion of long-term borrowings and finance lease obligations	4,233	4,147
Total current liabilities	836,249	641,524

Long-term borrowings and finance lease obligations	842,607	841,764
Deferred income taxes	158,522	115,769
Operating lease and other long-term liabilities	176,365	179,955
Total liabilities	2,013,743	1,779,012

Redeemable noncontrolling interest	37,245	66,207

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 72,252,980 and 72,024,329 shares issued at June 30, 2021 and December 31, 2020, respectively	723	721
Additional paid-in capital	542,893	525,541
Treasury stock, at cost	(358,481)	(332,164)
Excess purchase price over predecessor basis	(202,116)	(202,116)
Retained earnings	1,710,464	1,432,565
Accumulated other comprehensive loss	(37,583)	(34,254)
Stockholders’ equity attributable to Generac Holdings Inc.	1,655,900	1,390,293
Noncontrolling interests	38	(89)
Total stockholders’ equity	1,655,938	1,390,204
Total liabilities and stockholders’ equity	$3,706,926	$3,235,423

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(U.S. Dollars in Thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Operating activities
Net income	$277,854	$107,003
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	19,435	17,471
Amortization of intangible assets	20,031	15,448
Amortization of original issue discount and deferred financing costs	1,295	1,286
Loss on extinguishment of debt	831	–
Deferred income taxes	7,003	8,029
Share-based compensation expense	12,421	9,974
Loss (gain) on disposal of assets	(3,978)	–
Other, net	(142)	8,906
Net changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(96,846)	(19,021)
Inventories	(163,820)	(35,316)
Other assets	(4,172)	(1,220)
Accounts payable	186,041	(22,987)
Accrued wages and employee benefits	2,537	(3,604)
Other accrued liabilities	38,028	31,851
Excess tax benefits from equity awards	(21,525)	(4,706)
Net cash provided by operating activities	274,993	113,114

Investing activities
Proceeds from sale of property and equipment	74	12
Proceeds from sale of investment	4,902	–
Proceeds from beneficial interests in securitization transactions	1,363	1,324
Contribution to equity method investment	(216)	–
Expenditures for property and equipment	(54,222)	(26,332)
Acquisition of business, net of cash acquired	(419,017)	–
Net cash used in investing activities	(467,116)	(24,996)

Financing activities
Proceeds from short-term borrowings	57,589	122,489
Proceeds from long-term borrowings	50,000	81
Repayments of short-term borrowings	(73,675)	(125,745)
Repayments of long-term borrowings and finance lease obligations	(53,095)	(2,460)
Payment of contingent acquisition consideration	(3,750)	(4,000)
Payment of debt issuance costs	(1,185)	–
Purchase of additional ownership interest	(27,164)	–
Taxes paid related to equity awards	(39,967)	(10,951)
Proceeds from the exercise of stock options	18,567	7,570
Net cash used in financing activities	(72,680)	(13,016)

Effect of exchange rate changes on cash and cash equivalents	(239)	(1,251)

Net increase (decrease) in cash and cash equivalents	(265,042)	73,851
Cash and cash equivalents at beginning of period	655,128	322,883
Cash and cash equivalents at end of period	$390,086	$396,734

Generac Holdings Inc.
Segment Reporting and Product Class Information
(U.S. Dollars in Thousands)
(Unaudited)

	Net Sales
	Three Months Ended June 30,		Six Months Ended June 30,
Reportable Segments	2021	2020	2021	2020
Domestic	$784,146	$460,774	$1,476,884	$836,804
International	135,835	86,074	250,531	185,959
Total net sales	$919,981	$546,848	$1,727,415	$1,022,763

Product Classes
Residential products	$599,991	$341,352	$1,142,140	$598,971
Commercial & industrial products	254,295	154,890	456,686	326,957
Other	65,695	50,606	128,589	96,835
Total net sales	$919,981	$546,848	$1,727,415	$1,022,763

	Adjusted EBITDA
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Domestic	$203,931	$121,256	$411,004	$204,030
International	13,748	1,884	20,869	5,134
Total adjusted EBITDA (1)	$217,679	$123,140	$431,873	$209,164

(1) See reconciliation of Adjusted EBITDA to Net income attributable to Generac Holdings Inc. on the following reconciliation schedule.

Generac Holdings Inc.
Reconciliation Schedules
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

Net income to Adjusted EBITDA reconciliation
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net income attributable to Generac Holdings Inc.	$127,036	$66,145	$276,029	$110,605
Net income (loss) attributable to noncontrolling interests	873	(2,553)	1,825	(3,602)
Net income	127,909	63,592	277,854	107,003
Interest expense	7,721	7,932	15,444	16,985
Depreciation and amortization	21,229	16,803	39,466	32,919
Provision for income taxes	46,362	18,473	81,730	27,917
Non-cash write-down and other adjustments (1)	1,173	(893)	(2,695)	1,391
Non-cash share-based compensation expense (2)	6,973	5,400	12,421	9,974
Loss on extinguishment of debt (3)	831	–	831	–
Transaction costs and credit facility fees (4)	5,172	358	6,086	592
Business optimization and other charges (5)	–	11,460	159	11,972
Other	309	15	577	411
Adjusted EBITDA	217,679	123,140	431,873	209,164
Adjusted EBITDA attributable to noncontrolling interests	2,015	132	4,207	30
Adjusted EBITDA attributable to Generac Holdings Inc.	$215,664	$123,008	$427,666	$209,134

(1) Includes gains/losses on disposals of assets and sales of certain investments, unrealized mark-to-market adjustments on commodity contracts, and certain foreign currency related adjustments. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Represents share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

(3) Represents the non-cash write-off of original issue discount and deferred financing costs due to voluntary prepayment of Term Loan debt.

(4) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

(5)  For the six months ended June 30, 2021, represents severance and other charges related to the consolidation of certain of our facilities. For the three and six months ended June 30, 2020, represents severance, non-cash asset write-downs, and other charges to address the impact of the COVID-19 pandemic and decline in oil prices.

Net income to Adjusted net income reconciliation
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net income attributable to Generac Holdings Inc.	$127,036	$66,145	$276,029	$110,605
Net income (loss) attributable to noncontrolling interests	873	(2,553)	1,825	(3,602)
Net income	127,909	63,592	277,854	107,003
Provision for income taxes	46,362	18,473	81,730	27,917
Income before provision for income taxes	174,271	82,065	359,584	134,920
Amortization of intangible assets	11,052	7,667	20,031	15,448
Amortization of deferred finance costs and original issue discount	649	644	1,295	1,286
Loss on extinguishment of debt (3)	831	–	831	–
Transaction costs and other purchase accounting adjustments (6)	4,954	191	5,643	231
(Gain)/loss attributable to business or asset dispositions (7)	–	–	(3,991)	–
Business optimization and other charges (5)	–	11,460	159	11,972
Adjusted net income before provision for income taxes	191,757	102,027	383,552	163,857
Cash income tax expense (8)	(37,406)	(13,877)	(75,274)	(21,222)
Adjusted net income	154,351	88,150	308,278	142,635
Adjusted net income (loss) attributable to noncontrolling interests	1,121	(342)	2,344	(923)
Adjusted net income attributable to Generac Holdings Inc.	$153,230	$88,492	$305,934	$143,558

Adjusted net income attributable to Generac Holdings Inc. per common share - diluted:	$2.39	$1.40	$4.77	$2.27
Weighted average common shares outstanding - diluted:	64,088,709	63,364,253	64,097,378	63,363,721

(6) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, and certain purchase accounting adjustments.

(7) Represents gains and losses attributable to the disposition of a business or assets occurring in other than ordinary course, as defined in our credit agreement.

(8) Amount for the three and six months ended June 30, 2021 is based on an anticipated cash income tax rate of approximately 21.0% to 21.5% for the full year ending 2021. Amount for the three and six months ended June 30, 2020 is based on an anticipated cash income tax rate at the time of approximately 17% for the full year ended 2020. Cash income tax expense for the respective periods is based on the projected taxable income and corresponding cash tax rate for the full year after considering the effects of current and deferred income tax items, and is calculated for each respective period by applying the derived cash tax rate to the period’s pretax income.

Free Cash Flow Reconciliation
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net cash provided by operating activities	$122,450	$101,768	$274,993	$113,114
Proceeds from beneficial interests in securitization transactions	651	706	1,363	1,324
Expenditures for property and equipment	(26,753)	(13,438)	(54,222)	(26,332)
Free cash flow	$96,348	$89,036	$222,134	$88,106